EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Trudy Sullivan
	Investor Relations	Media Relations
	kbedard@micron.com	tsullivan@micron.com
	(208) 368-4400	(208) 368-4400

Web site URL http://www.micron.com

MICRON TECHNOLOGY, INC., ANNOUNCES APPOINTMENT OF NEW DIRECTOR,
RESIGNATION OF DIRECTOR AND ACCELERATION OF OPTIONS

Boise, Idaho, April 5, 2005 – Micron Technology, Inc., (NYSE: MU) today announced the appointment of Larry Mondry to the Micron Technology, Inc., Board of Directors.  Mr. Mondry currently serves as Chief Executive Officer of CompUSA, a position he has held since 2003.  Mr. Mondry joined CompUSA in 1990 as Senior Vice President and General Merchandise Manager.  He was promoted to Executive Vice President-Merchandising in 1993, and President and Chief Operating Officer of CompUSA Stores in 2000.  Prior to joining CompUSA, Mr. Mondry was employed by Highland Superstores, Inc., a chain of retail appliance and consumer electronics stores, where he served as Vice President and National Merchandise Manager from 1988 to 1990.  Steve Appleton, Micron’s Chairman of the Board, Chief Executive Officer and President, commented, “We are pleased to have an executive of Larry’s caliber join Micron’s Board of Directors. With his breadth of experience in the electronics retail industry, he will be a valuable addition to the Board of Directors.”

Micron also today announced the resignation of Mr. Ron Foster from the Company’s Board of Directors, effective April 3, 2005.  Mr. Foster was appointed to Micron’s Board of Directors approximately one year ago while serving as Executive Vice President and Chief Financial Officer of JDS Uniphase.  Recently, Mr. Foster accepted new employment as the Chief Financial Officer of FormFactor Inc., a maker of semiconductor testing equipment and a company with which Micron has an on-going business relationship.  The move to FormFactor disqualified Mr. Foster as an independent director with respect to Micron.  Mr. Appleton commented, “Although Ron’s tenure with the Board of Directors was brief, he served ably and faithfully and his advice served to move the Company forward.  We’ll miss his contribution but wish him well in his new endeavor with FormFactor.”

Micron also today announced that on April 4, 2005, the Company’s Governance and Compensation Committee of the Board of Directors approved accelerating the vesting of approximately 44.6 million stock options outstanding under the Company’s stock plans.  The options have a range of exercise prices of $12.00 to $44.90 and a weighted average exercise price of $14.08.  The acceleration affects prior grants to the Company’s officers of approximately 6.7 million options having a weighted average exercise price of $14.35.  The closing price of the Company’s common stock on April 1, 2005, the last trading day before approval of acceleration, was $10.26.  The purpose of the accelerated vesting was to enable the Company to avoid recognizing future compensation expense associated with these options upon adoption of FASB Statement No. 123R, “Share-Based Payment”.  The aggregate pre-tax expense associated with the accelerated options that would have been reflected in the Company’s consolidated financial statements beginning in fiscal 2006 was estimated at approximately $100 million.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, Flash memory, CMOS image sensors, other semiconductor components and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its web site at www.micron.com.

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